Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2022 relating to the financial statements of Evolent Health, Inc. and the effectiveness of Evolent Health, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Evolent Health, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia
August 3, 2022